Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 29, 2014, relating to the consolidated financial statements and financial statement schedules of China Sunergy Co., Ltd. and its subsidiaries (the "Company"), appearing in or incorporated by reference in the Annual Report on Form 20-F of the Company for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Nanjing, China

May 22, 2014